EXHIBIT 99.1
Summary of Detroit Edison Updated Rate Case Filing1
Feb. 20, 2008
     Detroit Edison today updated its current base rate case (case no. U-15244) with the Michigan Public Service Commission (MPSC) to address a few significant events that have occurred in light of the extended hearing schedule in the case. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.cis.state.mi.us/efile/).
     We look forward to working through the elements of the filing with the MPSC staff and other stakeholders. We believe that customers should pay electric rates that are fair and reasonable. Especially in this period of high required capital investments, customers benefit from a financially healthy utility that can access the capital markets at favorable costs and terms. This access to capital is critical for Detroit Edison to make the required investments to ensure clean, reliable and affordable electric service.
Updated Test Year
     When Detroit Edison filed its rate case on April 13, 2007, at that time, it was anticipated that a final Commission order would be received within 9 to 12 months from the filing date and thus a 2008 test year was utilized to establish proposed new rates. However, due to the delay in the hearing schedule, it now appears a final order may not be issued until late 2008 or early 2009. Therefore, Detroit Edison is requesting that a 2009 test year be utilized in its updated filing in order to correspond with the year in which the new rates will be effective.
     The projected average 2009 rate base is approximately $9.2 billion, including an equity rate base of approximately $3.9 billion.
Load Forecast
     Although overall service territory sales are not anticipated to differ significantly from Detroit Edison’s original filing, Electric Choice levels are expected to be lower than the level

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2006 Forms 10-K and their 2007 quarterly reports on Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

reflected previously. Similarly, the sales mix among customer classes is also expected to differ from our original filing. Both of these changes have a material impact on the Company’s expected revenue and therefore on the expected revenue deficiency. Based on recent Electric Choice activity, the 2009 run rate of Electric Choice sales is projected at 2,130 GWh. This compares to a previous estimate of Electric Choice sales of 3,400 GWh. In addition, 2009 service area sales are projected to moderately increase by approximately 200 GWh over the previous estimate.
Environmental Capital Expenditures
     The updated filing includes capital expenditures to fund the continuation of Detroit Edison’s Monroe Power Plant environmental projects. Of the total projected $164 million in environmental expenditures in 2009, $133 million is for installation of flue gas desulfurization (FGD or “scrubbers”) equipment to reduce Sulfur Dioxide (SO2) emissions at Monroe Units 3 and 4 and start of construction for Monroe Units 1 and 2 scrubber projects. Although outside of the test year in this case, the updated capital expenditures also reflect initial construction costs in 2011 and 2012 for a Selective Catalytic Reduction (SCR) system for Nitrogen Oxides (NOx), emission on Monroe Unit 2. At the time of the original filing on April 13, 2007, the anticipated in service date of this SCR was after 2015. Detroit Edison now projects that in service date to be late 2014. In anticipation of a multi-pollutant compliance strategy option in Michigan’s developing mercury rule, operation of this SCR together with the Monroe Unit 2 scrubber would be required by 2015.
Advanced Metering Infrastructure (“AMI”)
     The projected start for AMI has been adjusted to 2008 from the previous estimated start date of 2007. This results in changes to both O&M and capital expenditures to reflect the revised spending and benefit impacts. The AMI project is a strategically important project to Detroit Edison’s continued focus on customer satisfaction, and as such due diligence is critical. Vendor review, site visits and subsequent contract negotiations have taken longer than expected; however, now that most of these preliminary activities have been completed, Edison expects to start pilot implementation in 2008.
Michigan Business Tax
     In early 2007, the Michigan State Legislature repealed the Michigan Single Business Tax (“MSBT”) effective December 31, 2007. In July 2007, the new Michigan Business Tax (“MBT”) became law effective January 1, 2008. In its original rate case filing, Detroit Edison used the old MSBT as a placeholder because at that time the structure and components of the replacement tax were unknown.
     On Aug. 31, 2007, Detroit Edison filed supplemental testimony to reflect the net revenue requirement impact ($5.3 million) of the new MBT. Subsequent to this supplemental filing, the Michigan Legislature further modified the new MBT in December 2007. Therefore, this updated filing reflects the expected impact of the final version of the new MBT that was ultimately enacted in December of 2007.
Incremental Impact on Revenue Deficiency and Customer Rates
     The rate case updates filed today result in an increase in Detroit Edison’s revenue requirement by $85 million over its Aug. 31, 2007 supplemental filing. The company seeks MPSC approval for new rates to recover the total 2009 revenue deficiency of $284 million. A typical residential customers average electric bill may be increased by $5.78 per month in 2009 and thereafter.
Next Steps
     The current schedule in this case requires that the MPSC Staff and intervenors file their direct testimony on March 18, 2008. In light of the Company filing this update, it anticipates the parties would require some additional time beyond March 18, 2008 to file their direct cases. Within the next several weeks, Detroit Edison expects parties to agree to a new procedural calendar that will most likely result in only a modest delay in the case schedule. Based on the above, Detroit Edison anticipates a final Commission order in the first quarter of 2009.

Attachment 1
The Detroit Edison Company
2009 Jurisdictional Electric Revenue Deficiency by Major Component
($ in Millions)

		Update	Total
		2008	2009
		to 2009	Jurisdictional
Line	Description	Jur. Deficiency	Deficiency
	(Col. 1)	(Col. 2)	(Col. 3)
1	Economic Costs Pressures / Inflation	$27	$83
2	Other Operating & Maintenance Expenses	11	47
3	Rate Base Additions (Environmental, AMI, Routine, Other)	96	286
4	Net PEP Costs Reductions	(19)	(118)
5	Benefits	(15)	(39)
6	Margin: Net Rev. / Fuel and Purchased Power	(39)	(57)
7	Control Premium	—	63
8	Michigan Business Tax (MBT)	10	10
9	Other (Inc. Securitization MBT Elimination)	14	9

10	Total Requested 2009 Rate Relief	$85	$284